UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008

Celera Corporation

(Exact name of registrant as specified in its charter)

001-34116

(Commission File Number)

Delaware	26-2028576
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, CA 94502

(Address of principal executive offices, with zip code)

(510) 749-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Celera Corporation (the “Company”) has increased the number of directors on the Board from four to six and elected William G. Green and Gail K. Naughton as members of the Board effective upon consummation of the spin-off of the Company from Applera Corporation, or “Applera” (which occurred on July 1, 2008 as described in Item 8.01 below), to serve until their respective successors are duly elected and qualified.

William G. Green, age 64, has been General Counsel of the Gordon and Betty Moore Foundation, a private, philanthropic foundation dedicated to advancing environmental conservation and research around the world, since December 2003, and has also served as the foundation’s Chief Program Officer—Environmental Conservation since November 2004. He previously served as Senior Vice President, General Counsel and Secretary of Chiron Corporation, a biotechnology company, from 1990 to October 2004 and Senior Vice President and Special Counsel to the President of Chiron from 2004 to 2006.

Gail K. Naughton, age 52, has been Dean of the College of Business Administration at San Diego State University since August 2002 and Chairman and Chief Executive Officer of Histogen, Inc., a regenerative medicine company, since June 2007. She was Vice Chairman of Advanced Tissue Sciences, Inc., a company involved in human-based tissue engineering, from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000, and co-founder and director since inception in 1991. She is also a director of C.R. Bard, Inc. and SYS.

The Board appointed both William G. Green and Gail K. Naughton to serve on the Audit and Finance Committee and the Nominating and Corporate Governance Committee. As a result, the Board’s committee membership is as follows: Richard H. Ayers, William G. Green and Gail K. Naughton were appointed to serve on the Audit and Finance Committee, with Richard H. Ayers serving as chair; Jean-Luc Bélingard, Richard H. Ayers and Bennett M. Shapiro were appointed to serve on the Compensation Committee, with Jean-Luc Bélingard serving as chair; and Gail K. Naughton, William G. Green and Bennett M. Shapiro were appointed to serve on the Nominating and Corporate Governance Committee, with Gail K. Naughton serving as chair.

Effective July 1, 2008, the Board adopted a change of control policy that would provide severance to our executive officers in the event that they are terminated following a change of control of the Company without cause or leave the Company with good reason within two years of the change of control. Our executive officers other than our CEO would receive severance in the amount of 24 months of base pay plus targeted bonus and health care/dental benefits, and our CEO would receive severance in the amount of 36 months of base pay plus targeted bonus and health care/dental benefits.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 1, 2008, the Company filed the Amended and Restated Certificate of Incorporation with the secretary of state of the state of Delaware to (i) increase the percentage vote required to remove a director from the Board from a majority to at least sixty-six and two-thirds percent (66.67%) of the voting power of the Company’s then outstanding capital stock entitled to vote generally in an election of directors and (ii) create a contractual obligation between the Company and each individual who serves or has served as a director or officer of the Company with respect to the indemnification provisions of the Amended and Restated Certificate of Incorporation. A copy of the Amended and Restated Certificate of Incorporation is furnished as Exhibit 3.1 to this report and is incorporated by reference herein.

Effective July 1, 2008, the Board amended and restated the Bylaws primarily to provide a limitation on any stockholder rights plan established by the Company to a term of one year, unless the stockholder rights plan is approved by a majority of shares cast at a meeting of stockholders. A copy of the Bylaws as amended and restated on July 1, 2008, is furnished as Exhibit 3.2 to this report and is incorporated by reference herein.

Item 8.01	Other Events

Completion of Spin-Off from Applera

On May 8, 2008, the Company entered into a Separation Agreement (the “Separation Agreement”) with Applera. Pursuant to the Separation Agreement, on July 1, 2008 Applera separated its Celera Group from Applera’s remaining businesses (the “Separation”) by means of a redemption (the “Redemption”) of each outstanding share of Celera Group tracking stock in exchange for one share of common stock of the Company. Upon the occurrence of the Separation, the Company held all of the businesses, assets and liabilities attributed to the Celera Group and became an independent, publicly-traded company whose shares are listed on the NASDAQ Stock Market. The Company’s shares distributed in the Redemption constitute all of Celera’s outstanding common stock.

Adoption of Code of Business Conduct and Ethics

The Board adopted a Code of Business Conduct and Ethics, to be effective on July 1, 2008 upon completion of the spin-off of the Company from Applera. A copy of the adopted Code of Business Conduct and Ethics is attached hereto as Exhibit 14.1 and is incorporated by reference herein.

Board Classification

The Board has established a three-tiered classified Board where each tier consisted of two directors. The Board selected Jean-Luc Bélingard and Gail K. Naughton to be Class 1 directors with a term ending at the next annual meeting of the stockholders of the Company, Richard H. Ayers and Bennett M. Shapiro to be Class 2 directors with a term ending at the immediately succeeding annual meeting of the stockholders of the Company and William G. Green and Kathy Ordoñez to be Class 3 directors with a term ending at the third annual meeting of the stockholders of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

3.1	Amended and Restated Certificate of Incorporation

3.2	Second Amended and Restated Bylaws

14.1	Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERA CORPORATION

Date: July 7, 2008	By:	/s/ Kathy Ordoñez
Kathy Ordoñez
Chief Executive Officer

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation

3.2	Second Amended and Restated Bylaws

14.1	Code of Business Conduct and Ethics